                                                   ---------------------------
                                                          OMB APPROVAL
                                                   ---------------------------
                                                   OMB Number: 3235-0145
                                                   Expires: December 31, 1997
                                                   Estimated average burden
                                                   hours per response....14.90
                                                   ---------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )*

                          Children's Wonderland, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  168761-10-4
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [x]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2-95)

CUSIP No.  168761-10-4                      13G        PAGE       OF       PAGES
         ---------------------                              -----    -----

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Kenneth W. Bitticks
          ---------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [ X ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

   3      SEC USE ONLY

          ---------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
          ---------------------------------------------------------------------

                        5      SOLE VOTING POWER
          NUMBER OF            0
           SHARES      --------------------------------------------------------
         BENEFICIALLY   6      SHARED VOTING POWER
          OWNED BY             457,285
            EACH       --------------------------------------------------------
          REPORTING     7      SOLE DISPOSITIVE POWER
         PERSON WITH           0
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               457,285
                       --------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          457,285
          ---------------------------------------------------------------------

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          11.3%
          ---------------------------------------------------------------------

   12     TYPE OF REPORTING PERSON*

          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  168761-10-4                      13G        PAGE       OF       PAGES
         ---------------------                              -----    -----

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Debby S. Bitticks
          ---------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [ X ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

   3      SEC USE ONLY

          ---------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
          ---------------------------------------------------------------------

                        5      SOLE VOTING POWER
          NUMBER OF            0
           SHARES      --------------------------------------------------------
         BENEFICIALLY   6      SHARED VOTING POWER
          OWNED BY             457,285
            EACH       --------------------------------------------------------
          REPORTING     7      SOLE DISPOSITIVE POWER
         PERSON WITH           0
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               457,285
                       --------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          457,285
          ---------------------------------------------------------------------

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          11.3%
          ---------------------------------------------------------------------

   12     TYPE OF REPORTING PERSON*

          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G


ITEM 1.

        (a)  Name of Issuer:
             Children's Wonderland, Inc.

        (b)  Address of Issuer's Principal Executive Office:
             28310 Roadside Drive, Suite 220, Agoura, CA 91301

ITEM 2.

        (a)  Name of Person Filing:
             Debby S. Bitticks and Kenneth W. Bitticks

        (b)  Address of Principal Business Office or, if none, Residence:
             28310 Roadside Drive, Suite 220, Agoura, CA 91301

        (c)  Citizenship:
             United States

        (d)  Title of Class of Securities:
             Common Stock

        (e)  CUSIP Number:  168761-10-4

ITEM 3.      Statement filed pursuant to Rule 13d-1(b), or 13d-2(b):
             Not applicable.

ITEM 4.      Ownership:

        (a)  Amount Beneficially Owned:
             457,825

        (b)  Percent of Class:
             11.3%

        (c)  Number of shares as to which such person has:

             (i)   sole power to vote or to direct the vote:   0

             (ii)  shared power to vote or to direct the vote: 457,285

             (iii) sole power to dispose or to direct the disposition of: 0

             (iv)  shared power to dispose or to direct the disposition of:
                   457,285

ITEM 5.      Ownership of Five Percent or Less of a Class:
             Not applicable.

ITEM 6.      Ownership of More than Five Percent on Behalf of Another Person:
             Not applicable.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:
             Not applicable.

ITEM 8.      Identification and Classification of Members of the Group:
             See Exhibit 1 attached hereto.

ITEM 9.      Notice of Duration of Group:
             Not applicable.

ITEM 10.     Certification:
             Not applicable.

                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                Feb. 4, 1997
                                             --------------------------------
                                                Date


                                                /s/ DEBBY S. BITTICKS
                                             --------------------------------
                                                Signature


                                                Debby S. Bitticks
                                             --------------------------------
                                                Name/Title


                                                /s/ KENNETH W. BITTICKS
                                             --------------------------------
                                                Signature


                                                Kenneth W. Bitticks
                                             --------------------------------
                                                Name/Title

                                   EXHIBIT I

                             JOINT FILING AGREEMENT

        Joint Filing Agreement dated as of 2/4, 1997, by and among Debby S.
                                           ---
Bitticks and Kenneth W. Bitticks, both individuals (collectively referred to herein as the "Bitticks").

        1. The Bitticks hereby agree to jointly file a Schedule 13G with respect to the ownership of shares of common stock of Children's Wonderland, Inc., a California corporation, by the Bitticks.

        2. The Bitticks acknowledge that they may be deemed a "group" with respect to the shares held by them.

        3. Each of the Bitticks acknowledge and agree that each is responsible for the filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein.


                                                /s/ DEBBY S. BITTICKS
                                             --------------------------------
                                             Debby S. Bitticks


                                                /s/ KENNETH W. BITTICKS
                                             --------------------------------
                                             Kenneth W. Bitticks